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                                                                    EXHIBIT 10.7

                                 LEASE CONTRACT





BETWEEN


TRANSPORTS WEERTS C/O DUIJSENS MARIE
RUE VARN, 1C
B - 3793 TEUVEN

represented by Mr. H. Levaux, Financial Director,

hereinafter "the lessor"




AND


PRIORITY FULFILLMENT SERVICES EUROPE B.V.
MARKT 28
NL - 6221 CJ MAASTRICHT

represented by Mr. Lindsley D. Medlin, Jr., Managing Director,

hereinafter "the lessee"



AFTER HAVING STATED IN ADVANCE THE FOLLOWING:

S.A. WEERTS is owner of industrial land located at B- 4460 Grace-Hollogne (Bierset), entered in the land register under section A, 2nd division, numbers 151a, 153, 150g, 137d, 136c, with a surface area of approximately 2.5 hectares.

On part of the above-mentioned land, an industrial building will be erected in accordance with the annexed building plans and technical description.


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The lessor guarantees to the lessee that the rented premises will be delivered in accordance with the urban development regulations that are imposed by the authorities concerned.

THE FOLLOWING TERMS AND CONDITIONS ARE AGREED:

ARTICLE 1 - OBJECT OF THE LEASE

The lessor hereby agrees to lease to the lessee, who accepts, an industrial property, situated Cargo Village Industrial Estate, at 4460 Grace-Hollogne (Bierset). The property comprises 13,732 sq.m. of warehouse space and 75 parking spaces, as outlined in red on the annexed plans, duly initialed by both parties. This building will be constructed in accordance with the building plans, that make up part of this agreement.


ARTICLE 2 - DESTINATION

The lessee shall be entitled to use the property as a distribution center. All possible associated uses in connection with the running of a distribution center will be admitted.

By express agreement, the utilisation of the leased premises shall be of the essence in the lease.

It is expressly stipulated that the premises may not in any circumstances be used for a business or activity governed by the Commercial Leases Act of 30th April 1951.


ARTICLE 3 - DURATION OF THE LEASE

This agreement is for a term of nine years, taking effect from 25th July 1999, expiring lawfully at midnight on 24th July 2008, to be extended, if applicable, by a period corresponding to the period of late delivery of the space.

The Lessee shall however be entitled to terminate this contract ahead of term at the fifth, sixth, seventh and eighth anniversary of the lease, subject to prior notice of six months served on the Lessor by registered letter.


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At the end of the lease, the continuation of occupation of the premises shall never be considered as a tacit renewal.

The Lessor agrees to make the building accessible to contractors working for the Lessee as from 25th June 1999 without rent to be due from the Lessee.


ARTICLE 4 - RENT

The lease is hereby granted and accepted for the basic annual rent of BEF 14,830,560 (fourteen million, eight hundred thirty thousand, five hundred sixty Belgian Francs).

The rent is payable monthly in advance on the first day of each month in Belgian Francs, by payment to the lessor's account, account number 197-2583002-23, or by any other way the lessor should indicate to the lessee, during the lease.

The rent, due for the period between the start of the lease and the next monthly quarter day, forms the first period and is calculated prorata temporis.

The rent due for the period preceding the expiration of the lease will be reduced, if needed, prorata temporis.

The first rent is payable and will be paid the day of the start of the lease.


ARTICLE 5 - ADJUSTMENT OF THE RENT

The parties hereto expressly agree that the above mentioned rent shall be tied to fluctuations in the health index as published monthly in the "Moniteur Belge" (Belgian Official Gazette).

The rent shall be adjusted once per year on the anniversary of the effective date of this lease, subject to written notice by the Lessor.

The adjustments of the rent are calculated by application of the following formula :

New rent : base rent x new index
           ---------------------
           initial index


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The parties hereto agree that:

- the base rent is the one mentioned in Article 4;

- the new index shall be the health index for the month preceding the adjustment of the rent;

- the initial index shall be the health index of the month preceding the signing of the lease.

Should the health index not be published in the "Moniteur Belge", the parties hereto shall refer to the new instrument for measurement of the cost of living instituted to replace the consumer price index.

In the absence of such system, the parties hereto shall refer to the evolution of the increases in the cost of living.


ARTICLE 6 - DELAY OF PAYMENT

All amounts due by the lessee by virtue of the present lease, will bear interest as from the tenth day after the date when they fall due, subject to prior notification by the Lessor.

Concerning this, the payment order of the bank will be determinant.

The interest will be calculated on the basis of the interest rate of the Belgian National Bank at that time, increased by 2%.


ARTICLE 7 - SUBLETTING AND ASSIGNMENT

The lessee may assign this lease or sublet all or part of the premises without the prior consent of the lessor, subject to the condition that the assignee or sublessee is of a financial standing similar or superior to the current lessee.


ARTICLE 8 - TAXES, LEVIES, CONTRIBUTIONS

All present or future taxes, levies and contributions of any kind whatsoever payable to the State, to the local or regional authority or group of authorities or to any other


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authority in respect of the leased property, including withholding tax on property or other real estate taxes on property, shall be payable jointly and equally by each party.

Taxes levied on the Lessee's activity on occupation of the leased premises, including Value Added Tax, shall be payable by the Lessee.

The lessor will do everything possible to obtain an exemption from property taxation.


ARTICLE 9 - CHARGES

The subscriptions to the water-, gas- and electricity companies, the connection costs and the lease of the counters and material are due by the lessee, as well as the consumption.


ARTICLE 10 - INSURANCE

All insurance pertaining to the property and the operation thereof shall be taken out by the lessor to cover all risks, including the neighbours claims.

The lessee shall take out insurance at his own expense to cover his liability.

The lessee shall also take out an insurance at his own risk to cover all movable goods, including the partitioning, at least against fire, explosion and water damage.


ARTICLE 11 - FINISHING - FITTING OUT - TRANSFORMATION - MODIFICATION

The lessee shall have the right to install fixtures that need to be used to conduct business ; if installed by the lessee, these fixtures will be removed by the lessee upon termination of the lease and will not become the property of the lessor. The lessee shall repair and restore any damage or injury to the premises to the condition in which the demised premises existed prior to such installation.


ARTICLE 12 - SCHEDULE OF CONDITION

An ingoing schedule of condition will be drawn up no later than the first of the following dates : either at the date of start of the lease or the date of effective occupation of the leased premises by the lessee.


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This description will be drawn up by the expert agreed by both parties or the experts designated by each party or, if not, by the judge of the "Justice de Paix" court of the area where the building is located, at the request of the most diligent party.

The fees will be paid half by each party. This report will form part of the present contract.

At the end of the lease, the lessee will reinstate the premises as they were received according to the ingoing schedule of condition, except for what has perished or been degraded by normal wear and tear.

An outgoing schedule of condition will be drawn up at the latest by the last day of the lease, after that the lessee has completely vacated the premises.

This schedule will be drawn up by the expert agreed by both parties or the experts designated by each party, at the latest 15 days before the end of the lease, or, if not, by the judge of the "Justice de Paix" court of the area where the building is located, at the request of the most diligent party.

The expert(s) will establish the amount of the degradation compensation. Such degradation compensation includes a compensation for non-availability of the leased premises resulting from necessary reparations of the leased premises in order to bring them back in their original state as determined in the ingoing schedule of condition, save for normal wear and tear. The compensation for the non-availability of the leased premises is determined by reference to the rent payable at then end of the lease.

The reports of the expert(s) chosen by the parties or by the judge will bind both parties, without any possible recourse.


ARTICLE 13 - USE OF THE PREMISES

The lessee engages himself to occupy the premises as a good house keeper and not exercise an activity prejudicial to the quiet and calm enjoyment of the neighbours, according to the destination of the premises, and to the reputation of the building.

The maximum loading capacity of the floor is 5.000 kg/sq.m. for the warehouse zones and 300 kg/m(2) for the office zones, partitioning included.

It is forbidden for the lessee to organize public sales in the building, for any reason.


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After the ingoing schedule of condition, the lessee can proceed with the installation of telephone, radio, television, and other technical machines inside the leased premises without the prior approval of the lessor. The installation and the use of these machines are under the responsibility of the lessee and paid by him.

The lessee declares that his activity is not an unhealthy or dangerous activity and that he is owner of all the permissions to carry them out.

The lessee's use of tractor trailers, forklifts, conveyors and other equipment normally used by the lessee shall not be deemed to violate the lease.


ARTICLE 14 - MAINTENANCE AND REPAIRS

Parties refer to articles 1720 and 1754 till 1756 of the Belgian Civil Code, in order to govern the issue of maintenance and repairs.

The lessee hereby undertakes to occupy the leased premises in a reasonable manner and to maintain them in a reasonable state of repair.

The lessee will among others be responsible for the maintenance of the gardens, the green areas and the driveways.

At his expense, the lessor will among others be responsible to maintain in good condition and repair the roof, foundation (below floor slab), and structural frame of the building.

The lessor is responsible for the maintenance and surveillance of the materials for fire safety.

The lessor will carry out, as quickly as possible, all repair work or improvements which may become necessary during the period of the lease, so as to cause minimum disturbance to the lessee.

The lessor shall maintain at its sole cost and expense the plumbing, electrical utilities and sewer outside the outside walls of the premises, from said walls to the point that such lines are maintained by governmental entities or the provider of such utility.

The lessee must permit access to the leased premises to the lessor or his representatives, architects, contractors, workmen or any other person designated by the lessor, in order to verify the state of the leased premises and the building in general, the respect of the


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articles of this lease and to proceed to the necessary inspections and repairs, by means of a notice of 48 hours, except in an emergency.


ARTICLE 15 - ADVERTISING AND VISITING RIGHTS

For the last six months before the expiry of the lease term, the lessee shall be bound to allow bills announcing the sale or rental to be posted (insofar as they do not adversely affect the normal utilization of the leased premises). Visits to the leased premises by prospective buyers will be subject to the prior approval of the lessee (to be able to control access by any of the lessee's competitors). The prospective buyers must be accompanied by a representative of the lessor, and no visits shall be allowed outside the opening hours of the building.


ARTICLE 16

The lessee hereby declares that he elects domicile in the leased premises. This election of domicile shall remain effective after expiry of the lease, unless the lessee informs the lessor by registered letter of a new elected domicile.


ARTICLE 17 - REGISTRATION

All such costs and fees of any kind whatsoever as might arise out of the execution of this contract, the registration fees, stamp costs and fines in the event of late registration or failure to register, shall be payable by the lessee.

All charges not quantified herein are evaluated for taxation purposes at 10% of the rent.


ARTICLE 18 - DATE OF NOTIFICATION

All notifications done by registered letter in execution of the present contract are supposed to be done at the date of presentation of the registered letter to the post office, the date of the receipt serving as a proof.


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ARTICLE 19 - SIGNAGE

External signage can be placed by the lessee without prior and written agreement of the lessor.

At the end of the lease, the lessee is obliged to dismantle the advertising and to put back the premises in their original state.


ARTICLE 20 - LITIGATIONS

All disputes arising out this contract, its interpretation, its execution, its avoidance or its resolution are subject to the jurisdiction of the "Justice de Paix" court of the area in which the leased premises are located.

In the event a judgement is delivered against the lessor and in favour of the lessee, and provided that such judgement is no longer subject to appeal, nor opposition, the lessee will be entitled to reduce the rent due to the lessor to the extent that the above judgement found in favour of the lessee.


ARTICLE 21 - SPECIAL TERMS AND CONDITIONS

- The lessor warrants to be and to remain during the entire course of this agreement, the owner of the land located at B-4460 Grace-Hollogne (Bierset), entered in the land register under section A, 2nd division, numbers 151a, 153, 150g, 137d, 136c, with a total surface area of approx. 2.5 hectares (see attachement).

   On part of the above land, an industrial building will be erected , which will entirely belong to, and will remain to belong to, the lessor during the entire course of this agreement. The lessor will therefore, among others, refrain from selling, trading or contributing in kind the above land. The building will be erected in accordance with the annexed plans and technical description.

   The lessor guarantees to the lessee that the rented premises will be delivered in accordance with the urban development regulations that are imposed by the authorities concerned.

- Construction works shall be performed at the expense of, and under the sole responsibility of, the lessor. The lessor will obtain the administrative consents required and will comply with any regulations. The lessor will guarantee the lessee


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   against all and any redress of third parties, due to these works.

- Without prejudice to the lessee to claim additional damages, a liquidated damages penalty for non-performance amounting to $ 20,000- US per calendar day will be due by the Lessor if the building is not completed within the projected time frame of four months after the signing of the lease.

- The Lessor grants to the lessee an option to lease an additional and similar warehouse, that the lessor would be obliged to construct as an attachment to the initial building. This option expires one year from the occupation of the initial building and to exercise this option, notice must be given by registered mail to the Lessor.

   In the event that the option is exercised, the additional building will be let on the following conditions :

         - the basic rent will be the rent which is mentioned in Article 4;

         - the additional warehouse will be similar to the initial warehouse and will be equipped with 25 loading docks and 1 loading door;

         - the additional building will be delivered within 1 month of the exercising of the option or at a later date if specified by the lessee;

         - the other stipulations of this lease will also be applicable to the letting of the additional building;

  The land required for the additional building is optioned by the Lessor.

- The points outstanding will be agreed between the parties in due course.

- A French version of this contract will be drawn up for registration purposes within two weeks of the signing of this document.


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Executed at Maastricht, on 25th March 1999, in duplicate.

Each of the parties hereto acknowledges that he is in possession of his copy.






THE LESSOR                                               THE LESSEE